Exhibit 99.2

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EDITED TRANSCRIPT

LOCK - Q3 2014 LifeLock Inc Earnings Call

EVENT DATE/TIME: OCTOBER 29, 2014 / 09:00PM GMT

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OCTOBER 29, 2014 / 09:00PM GMT, LOCK - Q3 2014 LifeLock Inc Earnings Call

CORPORATE PARTICIPANTS

Greg Kleiner LifeLock Inc - IR

Todd Davis LifeLock Inc - Chairman & CEO

Chris Power LifeLock Inc - CFO

Hilary Schneider LifeLock Inc - President

CONFERENCE CALL PARTICIPANTS

Matt Nikman Goldman Sachs - Analyst

Nandan Amladi Deutsche Bank - Analyst

Dan Bergstrom RBC Capital Markets - Analyst

DJ Hynes Canaccord Genuity - Analyst

Scott Shell BofA Merrill Lynch - Analyst

Scott Zeller Needham & Company - Analyst

Robert Breza Sterne, Agee & Leach - Analyst

Josh Beck Pacific Crest Securities - Analyst

PRESENTATION

Operator

Greetings and welcome to the LifeLock third-quarter 2014 earnings conference call.

(Operator Instructions)

I’d now like to turn the conference over to your host, Greg Kleiner, Investor Relations for LifeLock. Please go ahead.

Greg Kleiner - LifeLock Inc - IR

Thank you, Shea. Good afternoon and welcome to LifeLock’s third-quarter 2014 earnings conference call. Joining me today are Todd Davis, LifeLock’s Chairman and CEO; Hilary Schneider, LifeLock’s President; and Chris Power, LifeLock’s Chief Financial Officer.

Please note that the results we will be discussing today are preliminary and the final numbers will be reflected our 10-Q. The open issue involves the accounting for share-based compensation which we believe that we have been overestimating. At this point, we believe that the dollar amounts involved are approximately $8 million in total for the period beginning January 1, 2013 and ending June 30, 2014. Although, it may impact prior periods as well.

The preliminary estimate for this adjustment has been reflected in our results issued today. Accordingly, we have increased our GAAP net income for all periods involved. But, this has had no impact on our previous reported adjusted EBITDA, adjusted net income, and adjusted net income per share.

Our commentary today will include non-GAAP financial measures; reconciliations between GAAP and non-GAAP metrics for our reported results, can be found in our earnings press release which we have posted to our website at LifeLock.com.

At times in response to your questions, we may offer incremental metrics to provide greater insight in the dynamics of our business for our quarterly results. Please be advised that this additional detail may be a one time in nature and we may or may not provide an update in the future on these metrics.

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OCTOBER 29, 2014 / 09:00PM GMT, LOCK - Q3 2014 LifeLock Inc Earnings Call

The primary purpose of today’s call is to provide you with information regarding our third-quarter 2014 performance in addition to our financial outlook for our fourth quarter and full-year 2014. Some of our discussion and responses to your questions may contain forward-looking statements. These statements are subject to risks, uncertainties, and assumptions.

A discussion of the risks and uncertainties related to our business, is contained in our filings with the Securities and Exchange Commission, from time to time, including our form 10-K for the year ended December 31, 2013 and our form 10-Q for the quarter ended June 30, 2014. Should any of these risks or uncertainties materialize, or should our assumptions as outlined in our earnings release and the documents referred to in that release prove to be incorrect, actual company results could differ materially from these forward-looking statements.

I encourage you to visit our investor relations website at investor.LifeLock.com to access our third quarter 2014 earnings press release, periodic SEC reports, the webcast replay of today’s call, or to learn more about LifeLock. And, with that, I’ll turn the call over to Todd

Todd Davis - LifeLock Inc - Chairman & CEO

Thanks, good afternoon, everyone and thank you for joining us today. I am pleased to report another strong quarter for LifeLock, as we delivered our 38th consecutive quarter of sequential growth in both revenue and cumulative ending members. The initial reaction to our new consumer service offerings has been solid.

As, the differentiation of our products continues to resonate with consumers as they look for ways to better protect themselves from the threat of identity theft. In addition, we made further progress on the partnership front, batting important new relationships on both the consumer and enterprise sides of the business.

So, let me walk you through some of the highlights for the past quarter. Total revenue was up 29% over Q3 of last year, with a consumer segment powering our growth once again, up 31% over the last year’s Q3. We added roughly 264,000 gross new members in the quarter. We recently introduced the next evolution of our product offerings, and the early results are trending well compared to previous launches.

We are still optimizing the messaging and rolling the new offerings through the channel. But, we’re quite pleased with the performance so far. Overall, the mix of offerings was in line with our initial expectations.

We saw more than 40% of our gross new members adopt our premium offerings, which include LifeLock Ultimate Plus, LifeLock Ultimate, and LifeLock Advantage. With a vast majority of those new members choosing one of the two higher-priced offerings. This combination drove a nice uptick in the blended average price of gross new members added in the quarter.

Over the coming quarters, we will be working to hone our messaging and transition the remaining channel partners to the new offerings. Another benefit from our new premium offerings is the additional transactional data stream coming in from the account monitoring members can opt into as part of LifeLock Advantage and LifeLock Ultimate Plus.

These transactions are different than the stream of new account activity we see from the enterprise portion of our business, and not included in our enterprise transaction metric. But, provide valuable insight into consumer transactions. We believe that these insights build a foundation for future products and services.

To date, we are seeing about one million transactions a week coming through these consumer offerings. A figure that will continue to grow with each new member who takes advantage of transaction monitoring in LifeLock Advantage and LifeLock Ultimate Plus.

We’re also about to begin an invitation only beta test for a compelling new product, LifeLock Privacy Monitor, that allows consumers to easily find their personal information on people search websites and Internet-based advertising companies’ databases. And, opt out or remove their information from those databases.

The amount of data collected today is exploding as consumers increasingly live their lives online, and consumers are looking for a solution to help them take back control of their personal information and protect their identity. This beta offering is currently free for consumers and will be used as a tool to drive traffic and engagement with LifeLock as we look to enhance and extend our leadership in the identity theft protection marketplace.

I’m also pleased to announce that the LifeLock’s wallet backend infrastructure has now been confirmed as meeting applicable PCI security standards. Accordingly, we have relaunched the LifeLock mobile wallet app in both major app stores and look forward to reengaging with this important channel.

Our partner business produced another set of healthy results in the quarter and we also added some significant new relationships. We have made further progress in the financial vertical by signing a resale relationship with Washington Federal, a leading bank in the West and Southwest of the United States, with more than 250 branches and nearly $15 billion in assets. With, Washington Federal in this quarter and First Federal signed last quarter, I’m hopeful that we are beginning to see the financial vertical move off the sidelines and take action for their customers in light of the increasing breach activity in the market.

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OCTOBER 29, 2014 / 09:00PM GMT, LOCK - Q3 2014 LifeLock Inc Earnings Call

I’m also encouraged that the combination of our unique product offerings and leading brand, convinced our new banking partners to go to market with us, rather than the less comprehensive white label solutions that many financial institutions have engaged with in the past.

On the co-marketing side, we added JetBlue Airlines and Carlson Hotels, both with more than four million members in their reward programs, among several others. Finally, we launched our new relationship with national residential mortgage lender, PrimeLending, that we signed last quarter.

Our enterprise revenue grew sequentially, as we have worked through the majority of the legacy consumer competitor contracts. We also added some significant new relationships in the quarter. We closed a deal with a division of Comcast, our first cable industry customer, who, many of you know is the largest cable provider in the US.

In addition, we signed another top 10 US credit card issuer in the past quarter. These new relationships will ramp over the next several months and will help to add to the unique data flowing through our ecosystem.

On the educational front, we launched a new program with the national PTA, furthering the relationship we entered into at the end of 2013. The campaign is dubbed, “hashtag share awesome,” and is aimed at promoting the positive use of digital and social media to empower families to make smart, safe decisions when using Internet and mobile devices.

In addition to the content itself, we will be promoting an online hub of information — or, for information and tools for students, families, and educators, created in collaboration with experts from ConnectSafely.org and Common Sense Media. We are thrilled to be able to work with everyone involved to help spread awareness and knowledge about these critical issues.

Finally, we are continuing to cooperate with the FTC as they work through their process. At this point, we have answered all of the questions they have posed to us. We could certainly receive more questions before this process is complete, but I wanted to provide a status update as to where we stand today. Even if we, indeed, are at the end of the initial data and question gathering process, there is still no way for me to predict when the FTC’s inquiry might be completed.

Overall, the performance of our business remains strong. Our new products are ramping well and we’ve made some important strides with new partners as well. As we’ve seen — all seen in the press recently, the issue of identity theft is not going away anytime soon and we’re proud to remain at the forefront of the industry, helping both consumers and enterprises alike. Let me now turn the call over to Chris to walk you through the financials.

Chris Power - LifeLock Inc - CFO

Thanks, Todd. Total revenue for the third quarter was $123 million, up 29% compared to Q3 last year, and above our guidance of $119 million to $121 million. Our consumer business posted strong growth once again, increasing 31% year over year to $116.1 million.

We added 264,000 gross new members in the quarter, up 21% from Q3 of last year and we ended the period with 3.52 million members, up 23% from the prior year’s period. As Todd mentioned, our premium offerings, including Ultimate Plus, Ultimate, and Advantage contributed more than 40% of gross new members added in the quarter.

Our monthly average revenue per member for the period, was $11.22, up 7% compared to Q3 of last year. The growth in this metric has been slowed somewhat by the uptick in members added through the lower-priced reach channel in the first and second quarter of this year.

Our retention rate was 87.5%, up from 87.2% sequentially, and down slightly from 87.6% in the year ago period. This is the eighth straight quarter our business has produced a retention rate above 87%.

Enterprise revenue was $6.9 million, up sequentially, but down year over year. As mentioned previously, the roll off of legacy contracts from some of our consumer competitors is largely complete. As the revenue stream coming from this customer group was roughly $150,000 compared to $1.1 million in Q3 of last year. However, the year-over-year decline from that customer set will continue to impact the annual comparisons for the next few quarters.

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OCTOBER 29, 2014 / 09:00PM GMT, LOCK - Q3 2014 LifeLock Inc Earnings Call

The transaction count from the enterprise segment was $66.1 million in the quarter, up 21% sequentially and 25% year over year. Before I move further down the income statement, I wanted to preface my comments by stating that my commentary will be focused on adjusted results which, for the quarter exclude a total of $4.1 million of share-based compensation expense and $2.2 million of amortization of acquired intangible assets.

In addition, I did want to note a preliminary adjustment to our historical results contained in our press release. In essence, we have been overestimating the non-cash expense related to share-based compensation contained in our financial statements. As you can see in the reconciliation table of the press release, our GAAP net income for the past six quarters has been increased by roughly $5 million as a result of the lower stock compensation expensed. But, our adjusted results remain unchanged.

Moving back to the results from the third quarter, adjusted gross margins improved to 76% in the quarter, as we continue to gain efficiencies in our member services organization and third-party data costs. This up from 74% in the third quarter of last year and from 75% in the second quarter of this year.

Adjusted sales and marketing expenses were $51.1 million in the period, compared to $40 million in Q3 of 2013. This produced a COA of $184 in the quarter, up from $172 in the third quarter of last year, and $182 in the second quarter of this year. CLA remained a little elevated in the short term, as we launched new marketing programs across several fronts to support the introduction of our updated product suite.

We were quite pleased with the resulting mix of gross new members acquired in the quarter, and we will continue to optimize and refine the messaging as we go forward. As we’ve mentioned in the past, our COA will vary from quarter to quarter, based upon the timing of particular marketing programs we have in place and the channel mix of new customers.

Adjusted technology and development expenses were $11.5 million in the quarter, up from $9.7 million in the year ago period. Adjusted G&A expenses were $14.4 million in the quarter, compared to $9.7 million in the year ago period. The increase largely reflects increased legal and compliance costs.

Adjusted net income was $15.9 million in the quarter, compared to $11.6 million in the third quarter of 2013. Adjusted net income per diluted share in the third quarter was $0.16 based on 98.4 million shares, compared to adjusted net income per diluted share, up $0.12 based on $96.4 million in the year ago period. This was above our guidance of adjusted net income per diluted share of $0.14 to $0.15.

Adjusted EBITDA was $17.9 million in the third quarter, compared to $12.8 million in the year ago period. This was above our guidance of $16 million to $17 million.

Cash flow from operations for the quarter, was $26.1 million, up from $18.2 million in Q3 of last year. After taking into consideration, $3.5 million of capital expenditures, this drove free cash flow a $22.7 million. These results compared to $1.6 million of capital expenditures and free cash flow of $16.6 million in the third quarter of 2013.

We generated $81.4 million of free cash flow in the trailing 12 months, resulting in a free cash flow margin of 18%. We ended the quarter with $238.3 million in cash and marketable securities, compared to $216 million at the end of Q2.

Now, moving on to guidance. For the December quarter, we are initiating guidance as follows. Total revenue is expected to be in the range of $127 million to $129 million. Adjusted net income per diluted share is expected to be in the range of $0.26 to $0.27 per share, based on approximately 100 million fully diluted weighted average shares outstanding. Adjusted EBITDA is expected to be in the range of $29 million to $30 million.

For the full year 2014, we are updating our guidance as follows. Total revenue is expected to be in the range of $473 million to $475 million, an increase compared to our prior guidance of $466 million to $471 million.

Adjusted net income per diluted share is expected to be in the range of $0.46 to $0.47, based on approximately 99 million fully diluted weighted average shares outstanding. Please recall that this guidance assumes a 5% cash tax rate.

Adjusted EBITDA is expected to be in the range of $54 million to $55 million. Finally, free cash flow is expected to be in the range of $82 million to $86 million, an increase compared to our prior guidance of $80 million to $84 million.

In summary, the business produced another set of strong results in the quarter. We were pleased with the reception for our new product offerings and believe we are well positioned for future success as we finish out the year. And, with that, we’d like to open the call for questions.

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OCTOBER 29, 2014 / 09:00PM GMT, LOCK - Q3 2014 LifeLock Inc Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions)

One moment, please, while we poll for questions. Our first question comes from Matt Nikman from Goldman Sachs

Matt Nikman - Goldman Sachs - Analyst

Hey, guys, congrats on the quarter. Thanks for taking the question. So, two if I could. One on just the new rate plans. Can you talk about any impact you saw in the quarter, specifically around growth adds. Whether they were maybe impacted, or customer activity might’ve slowed with some of the higher price points in the market.

And then, secondly, on margins. There’s a big EBITDA margin step-up implied from 3Q to 4Q. If I look at what’s implied there, trying to figure out, sales and marketing, I know, I believe we’ve expected to move down as we exit the year. Wondering how you balance that with, maybe, increasing sales and marketing, to profit off some of — or take advantage of the heightened awareness around data breaches that are out there. Thanks.

Chris Power - LifeLock Inc - CFO

Let me start with the Q3, Q4 issue. I think if you look historically at what we’ve seen, traditionally what we’ve always had is with 38 consecutive record quarters of revenue growth sequentially, the fourth quarter has always been a very strong quarter for us from a revenue perspective. And also historically, because of all of the media noise around the holiday shopping season, we’ve tended to pull the selling and marketing down in the third quarter and the fourth quarter relative to the spending we do in the first half of the year. So when you combine those two impacts, what you end up seeing is the fourth quarter ends up typically being our most profitable quarter as you get that combination of very strong revenue and a lower selling and marketing spend.

So, really we’re just operating on a very similar pattern to what we’ve seen historically. And I guess in terms of the new rate plans, we’re very pleased with the results of the product launches. It really performed, in essence, as we anticipated as a result of the extensive testing and market research that we had done in advance of launching that product.

So, as I mentioned, our premium products, the Ultimate, Ultimate Plus, and Advantage coming in well over the 40% level. We were very pleased with the market reception of those products. And it really validated our decision to launch those products as well.

Matt Nikman - Goldman Sachs - Analyst

Got it. Thank you

Todd Davis - LifeLock Inc - Chairman & CEO

Thanks, Matt

Operator

Thank you. Our next question comes from Nandan Amladi from Deutsche Bank

Nandan Amladi - Deutsche Bank - Analyst

Hi, good afternoon. Thanks for taking my question. This is a question that dates back to your Analyst Day, where you talked about changing a mix of the marketing spend in online and offline channels. And, of course, since then you’ve also launched these new products here that you just talked about. Have you any observations on the demographic profile of the new subscribers that you’re bringing on?

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OCTOBER 29, 2014 / 09:00PM GMT, LOCK - Q3 2014 LifeLock Inc Earnings Call

Hilary Schneider - LifeLock Inc - President

Yes, I would still say it’s still early innings, but trends we’ve been seeing before we launched the new products are sticking the landing as we’ve launched the new products. So we have an increase, we continue to see a steady increase in percent of female. We continue to see the age coming down a bit. Some of that can vary quarter to quarter, depending on if there’s a certain type of breach that’s been announced and skews to an older population, that can impact the age. But, overall I would say the new products are in keeping with the trends we’ve seen in the past.

Todd Davis - LifeLock Inc - Chairman & CEO

I’d probably reinforce, Nandan, we’re also certainly happy with the fact that our mobile product is back in the app stores today and allows us to start reengaging with some of those younger demographics and others that we would expect to see.

Nandan Amladi - Deutsche Bank - Analyst

Right. And this quarter your rechannel contributed how much? I think in the last quarter, you’ve given us stats on that

Chris Power - LifeLock Inc - CFO

Yes, I think as you’ve seen in the first and second quarter, the issue of the breach channel was very successful, in the neighborhood of the 10% of all gross new members. That returned to more traditional levels in the third quarter, kind of the low single digits as a percent of all the gross new members being added. So, really that was a key to also some of the success we had with the ARPU of the new members coming in the door being so strong. And, again, the combination of that and the product launch of the new portfolio was very successful for us.

Nandan Amladi - Deutsche Bank - Analyst

Okay, thank you.

Hilary Schneider - LifeLock Inc - President

On another, we —

Operator

Thank you. Our next question comes from Dan Bergstrom from RBC Capital Markets.

Dan Bergstrom - RBC Capital Markets - Analyst

Yes, hi, thanks for taking my question. It sounds like mobile’s back online. Is it essentially the same product, or are there other enhancements or features you’d like to highlight?

Hilary Schneider - LifeLock Inc - President

Yes, the product that’s back is the product we had before. Once again, having gone fully validated through all the security and PCI clearance, we have plans to continue to develop that functionality. So stay tuned in quarters coming soon.

Dan Bergstrom - RBC Capital Markets - Analyst

Okay. And I then I know some of the key enhancements for the consumer services involved the ability for members to personalize and monitor, set alerts for things such as cash withdrawals, balance transfers, et cetera. Just curious if you’re seeing any initial evidence of adoption of these personalized services?

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OCTOBER 29, 2014 / 09:00PM GMT, LOCK - Q3 2014 LifeLock Inc Earnings Call

Todd Davis - LifeLock Inc - Chairman & CEO

Yes, Dan, in fact, we’re very pleased. As I mentioned, we’re seeing, on average, a million transactions a week coming through that portion of our business. So the consumers who have said we want you to be able to see these transactions. Here is the appropriate information you need to get access to it. Please keep an eye on that for us. The way they trust us in our brand for their identity protection. We’re really seeing that now across and being a nice growing segment.

So with that kind of run rate with the growth rate that we’re on, we see that as a big contributor to the overall data coming into our ecosystem over time. It’s a much different level of consumer behavioral analytics, versus things like account openings or account changes that we’ve traditionally seen in our enterprise business. So very encouraged already to be at over a million transactions a week coming into the database

Dan Bergstrom - RBC Capital Markets - Analyst

And then one final question. Existing members under the prior plans kept their pricing. I was just curious if you’re actively marketing to them to upgrade or that’s something that you push harder on in the future

Hilary Schneider - LifeLock Inc - President

Yes, I’d say, once again, early innings. We have done some testing of upsells, so when we have interactions with consumers, letting them know about the new features and functionalities. And we’ve been pleased with the amount that, when they understand the differences, they’re saying they want that feature set and are willing to pay more in order to get that. But once again, we haven’t done that at scale, That’s a future opportunity.

Dan Bergstrom - RBC Capital Markets - Analyst

Thank you

Todd Davis - LifeLock Inc - Chairman & CEO

Thanks, Dan.

Operator

Thank you. Our next question comes from Richard Davis from Canaccord.

DJ Hynes - Canaccord Genuity - Analyst

Hey, guys, it’s DJ on the line. So, maybe this is for Hillary. I heard both of you guys and Chris talk about honing messaging on the new products. And maybe just a little more specifically, what are you trying to fix with the messaging and what’s the intent of the honing, if you will

Todd Davis - LifeLock Inc - Chairman & CEO

Yes, so like with any new campaign, DJ, you come out — this is a feature rich product offering. It’s very different than what the competitors have out there. So while you can look in certain areas to focus on the fact that we’re seeing checking and savings, retirement investment accounts that other folks don’t see, that may be right for certain audiences. The fact that many consumers don’t fully appreciate that there is someone who really has their back if something happens. Since no one, including LifeLock, can stop all identity theft from happening. To be able to resonate with the consumers, say, I didn’t know there was someone who would really take it all the way for me and do the work right. Not put it back on me.

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OCTOBER 29, 2014 / 09:00PM GMT, LOCK - Q3 2014 LifeLock Inc Earnings Call

So you want to test all those messages. You want to iterate once you get that and roll it out into the market. And there are so many demographics to talk to. There are so many channels to use that Hillary really leads that effort and can probably add a little more color.

Hilary Schneider - LifeLock Inc - President

Yes, the way I think about it is we have a rich bundle of benefits that we deliver to the marketplace really understanding the consumer segments. And then understanding which message to deliver to the right consumer through the right medium is really the art form here that we’re continuing to refine.

DJ Hynes - Canaccord Genuity - Analyst

Got it. Okay. And then on the privacy monitor solution, obviously, it’s free in beta. But it sounds like it’s certainly a product that would generate a lot of consumer interest. I mean, are there plans to monetize that? How do you think about the evolution of a service like that?

Hilary Schneider - LifeLock Inc - President

Yes, right. We’ve launched the beta. Part of launching the beta is to really understand the consumer engagement. Our preliminary research indicates that there is significant interest in this type of product. And, honestly, we will keep it free at the get-go. We will understand the ways that we can use this product to educate consumers, not only about privacy, but about what they can do to protect themselves. And it certainly provides an upsell funnel into our core products and services. Over time, we’ll evaluate pricing

DJ Hynes - Canaccord Genuity - Analyst

Yes, okay, that makes sense. Thanks, guys

Chris Power - LifeLock Inc - CFO

Thanks, DJ.

Todd Davis - LifeLock Inc - Chairman & CEO

Thanks, DJ.

Operator

Thank you. Our next question comes from Scott Shell from Bank of America Merrill Lynch

Scott Shell - BofA Merrill Lynch - Analyst

Thanks for taking my question. I had one quick one on, if we could get more color on the mix. If there’s a percentage of the G&N’s that are Ultimate Plus versus Advantage. Or is that in the historical kind of mix between Ultimate and the other and Ultimate Plus. How does that fare versus Ultimate and regular product versus the old product?

Chris Power - LifeLock Inc - CFO

Yes, I think — so you had a couple challenges there. First of all, we launched the products part way through the quarter. So you’ve got a real mix of when it was turned on within each channels. But given that we’ve increased the marketing focus across the premium tiers, I think it makes sense for us to continue to talk about those premium products as a group.

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OCTOBER 29, 2014 / 09:00PM GMT, LOCK - Q3 2014 LifeLock Inc Earnings Call

Again, together, that group was over 40%. But, certainly coming out of the gate it’s performed as we expected. Which we always expected the higher end Ultimate Plus product to garner a little bit more interest. And it is performing as we anticipated.

Scott Shell - BofA Merrill Lynch - Analyst

Okay, great. And just a quick question on the mobile product. Is there an expectation for when that starts to contribute to the results? Or is that more of a product that — kind of an introduction into the rest of the portfolio?

Chris Power - LifeLock Inc - CFO

Well, think about it as an acquisition channel for us. And any acquisition channel it’s going to take time to ramp up. So we had to pause. We’re very pleased that we’re back out in the market. But, as you might expect, it’s going to take us a little time to ramp that up.

And I think it will be a channel like all of our various channels, where we’re going to look to see where the spending is best optimized and continue to grow there. But we’re excited about launching it. You’ll see more and more of marketing geared toward it. And we are looking forward over the long haul to it being a very strong contributor.

Scott Shell - BofA Merrill Lynch - Analyst

Okay, great, thanks.

Chris Power - LifeLock Inc - CFO

Thanks, Scott.

Operator

Thank you. And our next question comes from Scott Zeller from Needham & Company

Scott Zeller - Needham & Company - Analyst

Hi, thank you. I wanted to ask about the — there were a couple questions earlier about the benefit of the new product introductions. Is there a way to quantify how much of a benefit to the quarter there was from the price increases?

Chris Power - LifeLock Inc - CFO

Again, it’s going to be relatively modest in this quarter, right? So, first of all, we didn’t actually launch the products at all, with the exception of some testing in the first month of Q3. And then, secondarily, we launched it in our direct response and some of our other channels. But it’s going to take a little bit of time for it to work its way through our various partner channels. Because a lot of times we have an offer in place and it takes some time for us to update that over time.

Now given that we are a subscription business, as you are fully aware, you’re going to have seen some small impact in the quarter. But, again, it’s really going to continue to be reflected in the ARPU metric on a go-forward basis.

Scott Zeller - Needham & Company - Analyst

Okay, and next question is, are you able to comment at all on thoughts around calendar 2015 or on how you feel about consensus for 2015 at this point?

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OCTOBER 29, 2014 / 09:00PM GMT, LOCK - Q3 2014 LifeLock Inc Earnings Call

Chris Power - LifeLock Inc - CFO

No, I think we’ll introduce guidance for 2015 with our next quarter results

Scott Zeller - Needham & Company - Analyst

Okay, thank you.

Operator

Thank you. Our next question comes from Robert Breza from Sterne Agee.

Robert Breza - Sterne, Agee & Leach - Analyst

Hi, most of my questions have been asked. But, maybe Todd or Chris, can you guys talk a little bit more about how you think about the enterprise growing business as we think about Q4 and into 2015? Thanks.

Todd Davis - LifeLock Inc - Chairman & CEO

Sure, I think from a focus standpoint, as we’ve talked about, we’re really focused on getting meaningful data and transactions into the network. We’re going to be less focused on what that average transaction revenue looks like.

So with the introduction of the last couple of, even few quarters of folks like the auto lending side or with this announcement this quarter on the cable industry side with the division of Comcast, I think we’re really encouraged by the fact that the breadth of industries that we’re seeing continues to grow. That we’re seeing ourselves wind out this former — where the competitors, for our consumer competitors, as we wind that down, while that still created a bit of a headwind for the Company and some of their financial results, we’re actually very encouraged in the way that we’re broadening the number of verticals and the premier type companies and industries represented in that ecosystem.

Robert Breza - Sterne, Agee & Leach - Analyst

Great. Thank you.

Todd Davis - LifeLock Inc - Chairman & CEO

Thanks, Robert.

Operator

Thank you. Our next question comes from Josh Beck from Pacific crest

Josh Beck - Pacific Crest Securities - Analyst

Hi there. I wanted to go back to the mobile app. Obviously, encouraging for you to get that back in action before the year end. And I think you’ve talked about it as gross add funnel. But I think there’s also some optionality there as a retention tool for some of your existing customers. So I’m just wondering, what is the process, maybe from a marketing perspective or otherwise, to get your existing bays reengaged in that mobile app

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OCTOBER 29, 2014 / 09:00PM GMT, LOCK - Q3 2014 LifeLock Inc Earnings Call

Hilary Schneider - LifeLock Inc - President

Yes, that’s an excellent question. Our first step is really to get it back out in the market for the top of the funnel free users. As you look at the functionality, we do believe that the mobile use case is a growing use case. And the ability to disposition alerts and to access your account through the app is going to increase the engagement over time. And that is in our plans to reach back out to our core base and make sure they understand the functionality of the app and the ability to use it to really get the most out of their LifeLock service.

Josh Beck - Pacific Crest Securities - Analyst

Okay. I wanted to ask, in light of all the breaches that we’ve had. They’ve certainly, I would say, accelerated since the beginning of the year. Since the end of last year in terms of the public awareness of those. So I just wanted to ask, are you seeing anything in terms of, maybe, traffic trends and interest in LifeLock products? Or maybe improved conversion. I think also along those lines, have you seen any more interest from banks in terms of their appetite to offer LifeLock as a product to some of their clients that may have been breached?

Todd Davis - LifeLock Inc - Chairman & CEO

Yes, so, Josh, I think, number one, we didn’t see, even with the continued number of breaches, sometimes the same response like we saw at the very end of last year with Target really kicking off the headlines at the very end of last year during the holiday season. And I think you’ve seen it out in the media beginning to refer to it as breach fatigue. You know, what’s the next headline? And can’t even keep up with all the companies. Now that being said, I do think that drives just overall awareness and consciousness of the problem at a higher level.

So now, when we have the opportunity to engage, when they’re willing to go look at what are our options, we’re very confident, especially with our new product offerings, that they see the differences. Hey, who is protecting my checking and savings? Retirement, investment accounts? This isn’t just the same as calling to get charges off my credit card reversed. Who is going to be there if something really happens to me, right? And so those are the kind of questions, that heightened awareness, we believe certainly serves LifeLock well over the long term. And one of the big contributors, while you’ve seen this steady consistent growth in the organization, in our performance results.

Number two, again, this is the second quarter in a row that we’ve seen a very esteemed larger regional financial institution saying it is heightened awareness by consumers. It’s time to come off the sidelines, have an offering. And, contrary to what some of the financial institutions historically had done, in a white-labeled basis or a less comprehensive solution than a LifeLock. They’ve asked us to come in as partners with the LifeLock brand and make that offer to their consumers.

And, certainly to us, that’s very encouraging. We expect that many other financial institutions are watching these industry leaders that are setting the tone and setting the pace. And so, we hope that that will have some influence and some impact over that or the time. I’m certainly somewhat encouraged. But I still can’t predict, what that industry’s going to do, or what the rest of the players would be able to do in there.

Josh Beck - Pacific Crest Securities - Analyst

Okay, and then just one quick one for Chris, if I could. Just on the retention dynamics. There’s obviously a lot of things to think about moving forward, whether it’s pricing, whether it’s customers that were breached, maybe had their card on file. Whether it was the gross add that you had from the breach channel in Q1 and Q2. Lots of moving parts. Just what are the key factors that we should be thinking about moving forward as we model out that retention rate?

Chris Power - LifeLock Inc - CFO

I think, Josh, that was a great question because it pretty much had the answer in it all the way through. So that was awesome. I think you’re actually right on in terms of some of the things that are going to influence it. Now, remember this is going to move from quarter to quarter. So we had a couple of quarters where it dipped a little bit and we had a nice little kickback bounce here this quarter. But the nice thing is, it’s continued to be above that 87% for a number of quarters now.

I think there will be some pressure as we continue to have success with some of these new higher-priced offerings. I think there will be some pressure with some of the breached channel and the success we had with that earlier with this year. I also believe, though, that you’ve got a couple tailwind items that are going to help the situation, right?

So, first of all, just a continued breach in the news is just a constant reminder to folks that they need some kind of protection, right? And those that do the research find that LifeLock is the best alternative out there, right? And, of course, the other effect that we’ve talked about in the past is, as members stay with us longer, their retention

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OCTOBER 29, 2014 / 09:00PM GMT, LOCK - Q3 2014 LifeLock Inc Earnings Call

rate improves. As they see the product in action. As they see the efficacy of the product and the value add with each one of those alerts as they’re receiving those. I think that has some tailwind. So I think you’ll see some movements, kind of up-and-down on a quarter-by-quarter basis, but we continue to be very, very proud of where we’re at today.

Josh Beck - Pacific Crest Securities - Analyst

Perfect, thanks.

Todd Davis - LifeLock Inc - Chairman & CEO

Thank you.

Operator

Thank you. At this time we have no further questions. I will turn the call back over to Todd Davis for closing comments.

Todd Davis - LifeLock Inc - Chairman & CEO

I just want to thank everyone for joining us on our Q3 earning calls and I encourage anyone to visit our Investor Relations website at investor.lifelock.com to learn more about us. Thank you very much.

Operator

Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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